Exhibit 8.1
[LETTERHEAD OF DORSEY & WHITNEY LLP]
January 19, 2006
Compex Technologies, Inc.
1811 Old Highway 8
New Brighton, MN 55112

Re:	Certain United States Federal Income Tax Consequences of the Merger of Encore-Snow Acquisition Corp. with and into Compex Technologies, Inc.
Ladies and Gentlemen:
      We have acted as legal counsel to Compex Technologies, Inc., a Minnesota corporation (the “Company”) in connection with the merger (the “Merger”) of Encore-Snow Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Encore Medical Corporation, a Delaware corporation (“Parent”) with and into the Company pursuant to the Agreement and Plan of Merger among the Company, Merger Sub and Parent, dated as of November 11, 2005, and exhibits thereto (the “Agreement”). You have requested our opinion concerning certain United States federal income tax consequences of the Merger.
      The Merger is structured as a statutory merger of Merger Sub with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent, all pursuant to the applicable corporate laws of the State of Delaware and the State of Minnesota and in accordance with the terms of the Agreement. The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed on December 20, 2005, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the “S-4 Registration Statement”).
      Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
      For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:
•	the Agreement;

•	the S-4 Registration Statement;

•	the Officer’s Certificate delivered to us by Parent and Merger Sub, signed by an authorized officer of each of Parent and Merger Sub, dated as of the date of this opinion (the “Parent Certificate”);

•	the Officer’s Certificate delivered to us by the Company, signed by an authorized officer of the Company, dated as of the date of this opinion (the “Company Certificate”);

Compex Technologies, Inc.
January 19, 2006

•	such other documents as we have deemed necessary or appropriate as a basis for our opinion set forth below.
      Our opinion is based on the existing provisions of the Code, currently applicable Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements or published administrative decisions of the Internal Revenue Service (the “Service”), and existing court decisions, any of which could be changed at any time. Any such changes could apply retroactively and could affect our opinion set forth herein. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.
      No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind, and that no assurance can be given that the Service will not take contrary positions or that a court considering the issues would not hold otherwise.
      In rendering this opinion, we have assumed (without any independent investigation thereof) that:
•	original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

•	all signatures on all documents submitted to us are genuine, and all natural persons executing such documents possessed the authority and legal capacity to execute the same;

•	any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

•	with respect to all matters as to which a person has represented that such person has not entered into any agreement or understanding, does not have any plan or intention, or is not aware of any agreement, understanding, plan, or intention, there is no such agreement, understanding, plan, or intention;

•	no actions have been taken, or will be taken, that are inconsistent with the representations and warranties, covenants, factual statements and descriptions set forth in the Agreement (and the agreements, documents, and instruments referred

Compex Technologies, Inc.
January 19, 2006

to and delivered in connection with the Agreement), the S-4 Registration Statement, the Parent Certificate or the Company Certificate;

•	the Merger will be consummated in accordance with the terms of the Agreement and the agreements, documents, and instruments referred to and delivered in connection with the Agreement and in accordance with the facts contained in the Parent Certificate, the Company Certificate and as described in the S-4 Registration Statement; and

•	the Merger will be effective under the laws of the State of Delaware and the State of Minnesota.
      Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, it is our opinion that, for federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.
      We express no opinion as to any matter not explicitly addressed herein or as to the law of any jurisdiction other than the United States of America.
      This opinion was requested and is being delivered to you solely for the purpose of satisfying the condition set forth in Section 7.3(d) of the Agreement and solely for your use in connection with the Merger. We consent to the use of this opinion as an exhibit to the S-4 Registration Statement and to all references to us in the S-4 Registration Statement under the heading “Proposal Number One: The Merger Proposals—Material Federal Income Tax Consequences.” This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

Dorsey & Whitney LLP
BJS/KAS/ss